Exhibit 99.1

PRESS RELEASE FOR IMMEDIATE ISSUE

FOR:	MDC Partners Inc.	CONTACT:	Matt Chesler, CFA
	745 Fifth Avenue, 19th Floor		VP, Investor Relations
	New York, NY 10151		646-412-6877
mchesler@mdc-partners.com

MDC Partners Announces Final SEC Settlement Order

New York, NY, January 18, 2017 (NASDAQ: MDCA) - MDC Partners Inc. (“MDC” or the “Company”) announced today that the Securities and Exchange Commission (the “SEC”) has entered an administrative Order concluding its investigation of the Company. The terms of the final Order are consistent with the Company’s prior announcement, on November 8, 2016, disclosing that the Company had reached an agreement in principle with the Philadelphia Regional Office of the SEC.

Scott L. Kauffman, the Company’s Chairman and Chief Executive Officer, stated “We are extremely pleased to have concluded the SEC investigation. I am particularly gratified that the SEC formally acknowledged MDC’s high level of cooperation, our in-depth internal investigation conducted by the Company’s Special Committee with outside counsel, and our self-initiated remedial measures.”

Under the Order, without admitting or denying liability, the Company agreed that it will not in the future violate Section 17(a)(2) of the Securities Act of 1933 and Sections 13(a), 13(b) and 14(a) of the Securities Exchange Act of 1934 and related rules requiring that periodic filings be accurate; that accurate books and records and a system of internal accounting controls be maintained; and that solicitations of proxies comply with the securities laws. In addition, the Company agreed to comply with all requirements under Regulation G relating to the disclosure and reconciliation of non-GAAP financial measures.

Pursuant to the Order, and based upon the Company’s full cooperation with the investigation, the Commission imposed a civil penalty of $1.5 million on the Company to resolve all potential claims by the SEC against the Company relating to these matters. There will be no restatement of any of the Company’s previously-filed financial statements.

In the Order, the SEC also noted that in reaching its decision to resolve the investigation of the Company on these terms, it considered MDC’s extensive and prompt remedial efforts, referring specifically to the following measures: (i) the formation of an independent Special Committee of MDC's Board of Directors, who engaged outside counsel and an independent forensic accounting firm to conduct an in-depth investigation; (ii) replacing its Chief Executive Officer and Chief Accounting Officer; (iii) collecting more than $21.7 million in repayments from the former Chief Executive Officer; (iv) adding three new independent directors to the Board of Directors, as well as a new Senior Vice President of Internal Controls and Compliance; and (v) implementing new internal control and compliance policies and procedures, and executive training programs, concerning expense reimbursement, accounts payable processing, and travel and entertainment.

About MDC Partners Inc.

MDC Partners is one of the fastest-growing and most influential marketing and communications networks in the world. Its 50+ advertising, public relations, media, branding, digital, social and event marketing agencies are responsible for some of the most memorable and engaging campaigns for the world’s most respected brands. As "The Place Where Great Talent Lives," MDC Partners is known for its unique partnership model, empowering the most entrepreneurial and innovative talent to drive competitive advantage and business growth for clients. By leveraging technology, data analytics, insights, and strategic consulting solutions, MDC Partners drives measurable results and optimizes return on marketing investment for over 1,700 clients worldwide.

For more information about MDC Partners and its partner firms, visit www.mdc-partners.com and follow us on Twitter: http://www.twitter.com/mdcpartners.

###